UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2010

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-142546-29	98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	– Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective May 1, 2010, Robert C. Pozen was elected as a member of the Supervisory Board of The Nielsen Company B.V. Mr. Pozen was also appointed to the Audit Committee of the Supervisory Board.

Mr. Pozen is 63 years of age. He has been Chairman of MFS Investment Management since February 2004 and previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts in 2003. Mr. Pozen was also the John Olin Visiting Professor, Harvard Law School; Vice Chairman of Fidelity Investments and President of Fidelity Management & Research and was the chairman of the SEC Advisory Committee on Improvements to Financial Reporting. He is currently a director of Medtronic, Inc. and is a senior lecturer at Harvard Business School.

As a member of the Supervisory Board, Mr. Pozen will receive an annual retainer of $60,000, an annual grant of 25,000 stock options at an exercise price equal to the fair market value as of the date of grant to vest ratably at 25% per quarter, and a one-time grant of 10,000 restricted stock units to fully vest in eighteen months. As a member of the Audit Committee, he will receive an annual retainer of $10,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2010

THE NIELSEN COMPANY B.V.

By:	/s/ JEFFREY R. CHARLTON
Name:	Jeffrey R. Charlton
Title:	Senior Vice President and Corporate Controller (Principal Accounting Officer)